Exhibit 3.3

CERTIFICATE OF AMENDMENT TO
THE FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
LULU’S FASHION LOUNGE HOLDINGS, INC.

Lulu’s Fashion Lounge Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) to the Fourth Amended and Restated Certificate of Incorporation of the corporation (the “Certificate of Incorporation”) amends certain provisions of the Certificate of Incorporation.

2.	This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3.

Upon this Certificate of Amendment becoming effective, the second paragraph of Article IV, Section 1 of the Corporation’s Certificate of Incorporation is hereby deleted and replaced in its entirety with the following paragraph:

“The total number of shares of common stock authorized to be issued is 15,000,000, par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 500,000, par value $0.001 per share (the “Preferred Stock”).”

4.	That except as amended hereby, the provisions of the Corporation’s Certificate of Incorporation shall remain in full force and effect.

5.	This Certificate of Amendment shall be effective immediately upon filing.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed on behalf of the Corporation by its duly authorized officer this 9th day of June, 2026.

LULU’S FASHION LOUNGE HOLDINGS, INC.

By:	/s/ Crystal Landsem
Name:	Crystal Landsem
Title:	CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:57 PM 06/09/2026
FILED 04:57 PM 06/09/2026
SR 20263342391 - File Number 6522674